Exhibit 99.1

Hello, and welcome to our fourth quarter and fiscal year 2010 financial results conference call. Joining us today are Bill Angrick, our Chairman and Chief Executive Officer, and Jim Rallo, our Chief Financial Officer and Treasurer. We will be available for questions after our prepared remarks.

The following discussion or responses to your questions reflect management’s views as of today, December 2, 2010, and will include forward-looking statements. Actual results may differ materially. Additional information about factors that could potentially impact our financial results is included in today’s press release and in our filings with the SEC, including our most recent annual report on Form 10-K.

As you listen to today’s call, we encourage you to have our press release in front of you, which includes our financial results as well as metrics and commentary on the quarter.

During this call, we will discuss certain non-GAAP financial measures. In our press release and our filings with the SEC, each of which is posted on our website, you will find additional disclosures regarding these non-GAAP measures, including reconciliations of these measures with comparable GAAP measures. We also use certain supplemental operating data as a measure of certain components of operating performance, which we also believe is useful for management and investors.  This supplemental operating data includes Gross Merchandise Volume and should not be considered a substitute for, or superior to, GAAP results.

At this time, I’d like to turn the presentation over to our CEO, Bill Angrick.

Thanks Julie. Good afternoon and welcome to our Q4 earnings call. First, we are pleased to welcome back Julie Davis to Liquidity Services as our Director of Corporate Communications.

I’ll begin this session by reviewing our Q4 financial performance and then provide context on our strategy and where we stand in our company’s overall development. Finally, I will turn it over to Jim for more details on the quarter and on our outlook for the year.

Q4 was a very productive quarter for Liquidity Services as we exceeded our guidance range while continuing to make important investments for the future. Q4 GMV was up 32% YOY to a record $122 million, driven by growth in the volume of capital assets sold across our commercial and government clients partially due to our recent Network International acquisition which has been performing well as we continue to integrate the business.  Adjusted EBITDA of $8.3 million was up 17% YOY and Adjusted EPS, which excludes non-cash compensation expenses, was $0.13.

We continued to demonstrate our financial strength by generating cash from operating activities of approximately $7.5 million during Q4 and ended FY-10 with approximately $77 million in cash and zero long term debt.

As we reflect on our accomplishments during FY-10 let me briefly revisit our strategy and where we stand in our company’s development.

Liquidity Services was founded with a vision to deliver efficiency and convenience similar to that of the NASDAQ exchange to buyers and sellers of surplus assets. To this end, Liquidity Services has developed online marketplaces and integrated services that provide transparency, professionalism and efficient matching of supply and demand to a segment of the economy we call the Reverse Supply Chain which has historically suffered from limited transparency, inefficiencies and lost value for all parties.  Today, Liquidity Services connects buyers and sellers of surplus assets in ways that are virtually impossible in the physical world. For example, during this past quarter:

we sold forklifts located in NJ to a buyer in Utah who competed with bidders throughout North America;

we sold industrial drill bits located in Australia to a buyer in Venezuela who competed with bidders in Australia, the UK, Singapore, and throughout the U.S; and

we sold containers of toys, apparel and sporting goods located in Indianapolis to buyers in Toronto, Panama, India, Vietnam, Nigeria and Jordan.

Indeed, our e-commerce platform connects buyers and sellers globally in an inherently more efficient way than traditional methods to create substantially more value for all parties.

Today, Liquidity Services is the most trusted solution for commercial and government sellers to manage and sell surplus goods and we now serve over 4,000 commercial and government clients that sell assets online to our over 1.4 million registered buyers across the globe.

During fiscal 2010 our team made significant progress in advancing LSI’s mission. We recorded $430 million of GMV up 21% YOY. In fact, during the past three years we have completed approximately 1.4 million online transactions generating over $1.1 billion in GMV for our clients and since 2006 we have grown our GMV at a compound annual growth rate of 26%. In recognition of these consistent results and growth, Liquidity Services was recently added to the U.S. S&P SmallCap 600 Index and was again named one of the top performing small cap companies in America by Forbes magazine.

During fiscal 2010 we continued to advance our strategy to meet our long term goal of building a $1 billion GMV business.

We grew our base of top retailer and municipal clients as organizations continued to focus on reducing costs, improving transparency and working capital flows by leveraging our e-commerce platform and services. We now serve over 50 Fortune 500 corporations and have a significant base of knowledge and expertise to build from.

We expanded our capital assets business both organically and through the acquisition of Network International and a talented management team lead by Boyd Heath. Overall, the sale of capital assets represents approximately 50% of our GMV and is a growing area of focus and opportunity for Liquidity Services.

During the past year, we also made important infrastructure investments to support cross company scalability such as enhancing our website architecture on our Liquidation.com and UK-Liquidation.com marketplaces to create a more flexible and intuitive site design that has improved the user experience.

During fiscal year 2010 we also enhanced our leadership team with the addition of Ben Hanna to the newly created position of VP Marketing Strategy to leverage cross company synergies with respect to our buyer base, branding and marketing communications.

We also added two new distinguished and experienced members to our Board of Directors: (i) David Perdue, former CEO of Dollar General and EVP of Reebok International; and (ii) George Ellis, current CFO of Global 360, Inc. and former CFO and Founder of Sterling Commerce, Inc.

We believe these actions and our continued focus on driving operational efficiencies, investing in innovation and enhancing value for our clients and buying customers positions us well for fiscal year 2011 and continued long term profitable growth and market leadership.

During fiscal year 2011, we see numerous opportunities to further grow and improve our business and have identified the following key initiatives to advance our strategy:

1.               Drive Client Development within the Retail Supply Chain and Public Sector Markets.

We intend to continue to grow and diversify our retail supply chain client base in fiscal year 2011. We have developed a full range of both sell-in-place and full service solutions to meet the needs of large and mid-size retailers, and the vendors who supply them, regarding the management and sale of their store returns and seasonal overstock goods. Although we have observed widespread discounting among top retailers, we believe there is a strong effort to revert to full margin sales activities coming out of this holiday season. We intend to leverage our online marketplaces and experience serving the world’s largest retailers and manufacturers to help retail supply chain clients manage their post-holiday returns volumes, and ongoing reverse supply chain activities, in the most efficient and transparent manner throughout fiscal year 2011.

Additionally, we plan to further expand our GovDeals business to capture more share in the $2 billion municipal government surplus market. Our brand awareness continues to grow and municipal government agencies are increasingly using our marketplace to improve transparency around the sales process and recover more value from surplus assets to address budgetary deficits. We believe our GovDeals solution is ideally suited to address the pressing needs of state and local governments in the coming year.

2.               Develop and Grow Multiple Buyer Channels for Client Assets To Deliver The Maximum Recovery For Clients.

To this end, we will continue to enhance our B2B marketplace Liquidation.com with a Direct Sales tab for export buyers who seek to buy goods in larger quantities than are offered through our standard auction platform. We also intend to cross-promote offered goods using our UK-Liquidation.com marketplace to tap European based exporters of US goods and vice versa. This capability is important to many retailers and manufacturers who desire a fully compliant export process for store returns to protect their brands and distribution channels. Additionally, we have recently developed the capability to sell products on our client’s behalf directly to end users and/or consumers using a range of existing marketplaces.

3.               Increase penetration of the corporate capital assets marketplace which we estimate to be a $20 billion GMV market opportunity.

This initiative builds on our leadership position within the Retail and Government sectors and our recent acquisition of Network International and also leverages our large global buyer base and product knowledge within the capital assets sector.

We believe the Internet presents a more efficient and effective model for commercial sellers of capital assets than physical on-site auctions, including: a global buyer reach and competition, faster sales cycle times, reduced transportation, logistics and “make-ready” costs.

Liquidity Services brings important core competencies to create value for sellers and buyers in the capital assets market as we have merchandised and sold over $500 million in GMV of heavy equipment, rolling stock, machine tools and scrap metal during the past five years. Additionally, Liquidity Services possesses the expertise to establish and scale a global online capital assets marketplace for commercial clients.

4.     We plan to make further investments in our technology infrastructure in fiscal year 2011 to further integrate our businesses and online marketplaces to improve our performance, reliability and scalability. Such investments will ultimately support a more scalable, institutionalized and consistent approach to serving our buyers and clients as we expand geographically, cross sell our services in different markets and integrate acquired companies.

In summary, we have a strong, diversified overall business that we expect will generate top line growth, positive cash flows and excellent returns on invested capital in fiscal year 2011. We have leading e-commerce marketplaces addressing multiple, large market opportunities. And we have the financial strength and operating discipline to invest in future growth to create long term value for our stockholders.

While we are very proud of our accomplishments in fiscal year 2010 the future is even brighter for LSI. Our entire team of over 700 associates looks forward to working together to expand our business, while maintaining the highest standards of integrity, service and quality. Now let me turn it over to Jim for a more detailed review of our financial results and outlook.

Thanks, Bill.

As we indicated at the beginning of the year, we expected to resume growth in fiscal year 2010. We are pleased that more commercial and government sellers and buyers are choosing to participate in our online marketplaces. Our record fiscal year results and expected 2011 growth reflect both market share gains and our continued focus on enhancing service levels and operating efficiencies across our entire business.  Our strategy of bringing innovative technology to the reverse supply chain market and our efficient business model has translated into strong results for stockholders. Fiscal year 2010 adjusted earnings before interest taxes depreciation and amortization, or EBITDA, has improved 59.1% to $37.5 million from $23.6 million in fiscal year 2009 and operating cash flow has improved 269.8% to $31.9 million from $8.6 million over the same period.

Next I will comment on our Q4 financial results, which came in above our guidance range for gross merchandise volume, or GMV, adjusted EBITDA and adjusted earnings per share.

Total GMV increased to a record $122.0 million up 32.5% year over year.

GMV in our DoD scrap business increased to $20.6 million up 23.6% year over year as a result of increasing commodity prices and a mix shift to higher value metals.

GMV in our DoD surplus business increased to $22.0 million up 10.3% year over year as a result of increasing property flow from the DoD and a higher mix of high value capital assets such as rolling stock.

GMV in our public sector or GovDeals business increased to $22.6 million up 10.5% year over year as we continue to add new clients thus further penetrating the $2.0 billion state and local government market.

GMV in our US commercial business increased to $54.1 million up 76.8% year over year principally as a result of the Network International acquisition on June 15, 2010.

Total revenue increased to $72.9 million up 15.9% year over year, primarily due to (1) the increase in our scrap and surplus businesses previously discussed and (2) a higher mix of clients utilizing the purchase model in our U.S. commercial business.

Technology and operations expenses increased 11.8% to $12.8 million, year over year, primarily due to increases in staff wages, including stock based compensation.  As a percentage of revenue, these expenses decreased to 17.6% from 18.2% as we continue to get leverage on our fixed infrastructure, particularly our distribution center network.

Sales and marketing expenses increased 28.7% to $6.4 million, year over year, primarily due to increases in staff wages, including stock based compensation, associated with the hiring of 24 additional personnel to support the growth discussed above.  As a percentage of revenue, these expenses increased to 8.7% from 7.9%.

General and administrative expenses increased 14.9% to $6.3 million, year over year, primarily due to (1) $0.3 million from increases in staff wages, including stock based compensation, (2) $0.3 million from increases in general corporate expenses, and (3) $0.2 million associated with business development activities.  As a percentage of revenue, these expenses were consistent at 8.7%.

The Company continues to demonstrate strong cash flow generation and growth.  Although we experienced a greater mix of purchase business year over year we continue to achieve strong inventory turnover within our commercial business and our overall working capital continues to be a source of cash. During Q4, LSI generated $7.5 million of operating cash flow up 64.3%, year over year.

Adjusted EBITDA grew 17.3%, year over year, to $8.3 million. Our investments in improving service levels and operating efficiencies have enabled us to expand our margins during the fiscal year. Adjusted EBITDA margin was 11.4% in the quarter based on revenues, and 6.8% based on GMV.

Adjusted net income grew 278.9%, year over year, to $3.4 million and adjusted diluted earnings per share, or adjusted diluted EPS, was $0.13, for the quarter, based on approximately 27.4 million diluted weighted average shares outstanding.

I will now discuss the fiscal year 2010 results, and will not provide detailed explanations for changes from fiscal year 2009, when those explanations are similar to the ones previously discussed in my year over year comparison for the fourth quarter.

GMV increased 20.8% to a record $430.1 million for the year ended September 30, 2010.

Revenue increased 21.4% to a record $286.8 million for the year ended September 30, 2010.

Technology and operations expenses increased 5.5%, to $49.0 million for the year ended September 30, 2010.  As a percentage of revenue, these expenses decreased to 17.1% from 19.7%.

Sales and marketing expenses increased 16.4% to $21.3 million for the year ended September 30, 2010. As a percentage of revenue, these expenses decreased to 7.4% from 7.7%, primarily due to the increase in revenue while leveraging our fixed costs, such as marketing staff.

General and administrative expenses increased 10.4% to $24.9 million for the year ended September 30, 2010. As a percentage of revenue, these expenses decreased to 8.2% from 9.5%, primarily due to the increase in revenue while leveraging our fixed costs, such as corporate staff.

Adjusted net income grew 92.2%, year over year, to $16.2 million and adjusted diluted EPS was $0.59 for the year, based on approximately 27.4 million diluted weighted average shares outstanding.

Our tax rate for the quarter and the year was approximately 50%, however, we estimate that our future effective income tax rate will be approximately 46%, which is comprised of: (1) approximately 35% for federal taxes; (2) approximately 8% for state taxes, which combined approximates our cash tax rate of 43%; and (3) approximately 3% for book and tax differences including stock based compensation expenses, primarily related to employee stock options, which are currently expensed in our financial statements but are not deductable for tax purposes until they are exercised.

We continue to have a strong balance sheet.  At September 30, 2010, we had a record cash balance of $76.8 million or approximately $2.81 per share in cash, current assets of $107.7 million and total assets of $163.9 million.  The Company continues to be debt free, with $60.1 million in working capital.

Capital expenditures during the quarter were $0.6 million and $3.7 million for the fiscal year.  We expect capital expenditures to be $4.0 to $4.5 million for the fiscal year ended September 30, 2011.

Management is providing the following guidance for the next quarter and fiscal year 2011.  We have assumed that we will once again receive the annual incentive payment under the DoD Scrap Contract in the third quarter of fiscal year 2011.

We expect GMV for fiscal year 2011 to range from $465 million to $505 million.  We expect GMV for the fiscal first quarter of 2011 to range from $100 million to $110 million.

We expect adjusted EBITDA for fiscal year 2011 to range from $40 million to $44 million.  We expect adjusted EBITDA for the fiscal first quarter of 2011 to range from $6 million to $8 million.

We estimate adjusted earnings per diluted share for fiscal year 2011 to range from $0.66 to $0.74.  For the fiscal first quarter of 2011, we estimate adjusted earnings per diluted share to range from $0.08 to $0.12.  This guidance reflects the recent impact of our stock repurchase program under which we repurchased 110,800 shares for approximately $1.6 million, during the prior quarter, however it does not assume that we will continue to repurchase shares with the approximately $11.7 million yet to be expended under the program.

Our guidance adjusts EBITDA and Diluted EPS for the effects of stock-based compensation, which we estimate to be approximately $2.0 million to $2.2 million per quarter for fiscal year 2011.  These stock based compensation costs are consistent with fiscal year 2010.

Bill and I will now answer any questions.